Exhibit 5.1

July 26, 2006

i2 Technologies, Inc.

11701 Luna Road

Dallas, Texas 75234

Re:	Registration Statement on Form S-3
Registration No. 333-132663

Ladies and Gentlemen:

We have acted as special counsel to i2 Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-3 (as amended, the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 6,061,097 shares of Common Stock, par value $0.00025 per share (the “Common Stock”), of the Company for resale from time to time by the Selling Stockholders listed in the Registration Statement (the “Selling Stockholders”), consisting of: (i) up to 5,576,208 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of the Company’s $86.25 million principal amount of 5% Senior Convertible Notes due 2015 (the “Notes”) and (ii) up to 484,889 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the warrants (the “Warrants”) dated as of November 23, 2005 issued and sold by the Company to the Selling Stockholders in connection with the initial issuance and sale of the Notes. This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Conversion Shares and the Warrant Shares.

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the following:

(1)	the Registration Statement;

(2)	the Notes;

(3)	the Warrants;

(4)	the Indenture dated as of November 23, 2005 (the “Indenture”) between the Company and JPMorgan Chase Bank, National Association, as trustee;

(5)	the Purchase Agreement dated as of November 21, 2005 (the “Purchase Agreement”) by and among the Company and the Selling Stockholders;

i2 Technologies, Inc.

July 26, 2006

(6)	the Company’s Restated Certificate of Incorporation, as in effect on the date hereof; and

(7)	the Amended and Restated Bylaws of the Company, as in effect on the date hereof.

As to the facts on which this opinion is based, we have relied upon certificates of public officials and certificates and written statements (including representations in the Purchase Agreement) of officers and representatives of the Company.

In examining documents, corporate records and other instruments, we have assumed the genuineness of all signatures, the authenticity of all documents, corporate records and other instruments submitted to us as originals and the conformity to originals of all documents, corporate records and other instruments submitted to us as copies.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) when the Conversion Shares have been issued upon conversion of the Notes in accordance with the terms of the Indenture, and when certificates representing the Conversion Shares have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto, the Conversion Shares will be validly issued, fully paid and non-assessable, and (ii) when the Warrant Shares have been issued upon exercise of the Warrants in accordance with the terms of the Warrants, and when certificates representing the Warrant Shares have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto, the Warrant Shares will be validly issued, fully paid and non-assessable.

In rendering the opinions expressed herein, we have assumed that, at the time of each issuance of Conversion Shares and Warrant Shares, (a) the Restated Certificate of Incorporation of the Company, as amended and currently in effect, will not have been modified or amended and will be in full force and effect, (b) the authorization thereof by the Company will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity thereof, and (c) the Conversion Shares and the Warrant Shares will be issued at a price per share not less than the per share par value of the Common Stock.

The opinion expressed herein is limited to the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction. As used herein, the “Delaware General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do

i2 Technologies, Inc.

July 26, 2006

not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dechert LLP